EXHIBIT 99.1


FOR FURTHER INFORMATION:
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
AT THE COMPANY:                         AT  FINANCIAL RELATIONS BOARD
Bob Ende                                General Info:     Marilynn Meek (212) 445-8451
Senior Vice President of Finance        Investor Info: Susan Garland (212) 445-8458
COMFORCE Corporation
(516) 437-3300
bende@comforce.com
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FOR IMMEDIATE RELEASE
November 4, 2004

                         COMFORCE CORPORATION ANNOUNCES
                           THIRD QUARTER 2004 RESULTS

Revenues  Increased  32.4% for the  Quarter and 30.4% for Nine Months Over Prior
Year

Woodbury, NY - November 4, 2004 -- COMFORCE Corporation (AMEX: CFS), a leading provider of high-tech professional staffing, consulting and outsourcing services, today reported results for its third quarter ended September 26, 2004. Revenues for the quarter increased 32.4% to $123.4 million, compared to revenues of $93.2 million for the third quarter of 2003. Sequentially revenues increased 5.0%, compared to revenues of $117.6 million for the second quarter of 2004. The improvement in revenues was primarily attributable to the continued strong growth in PRO Unlimited representing the Human Capital Management segment. For the quarter, PRO's revenues grew to $70.1 million, a 50.2% increase over the same quarter last year. Staff Augmentation revenues also grew by 15.3% due primarily to increases in Technical Services, which includes Government Staffing, of 28.7% and Information Technologies of 9.9%.

     Gross profit for the third quarter of 2004 was $17.5 million, or 14.2% of revenues, compared to $15.2 million, or 16.3% of revenues in the third quarter of 2003. Operating income for the third quarter was $3.4 million, compared to an operating loss of $(26.5) million for the same quarter of last year. The 2003 third quarter operating loss included a non-cash charge for goodwill impairment in the amount of $28.0 million. Excluding this non-cash charge, the 2003 operating income was $1.5 million. As a percentage of sales, operating income was 2.7% in the third quarter of 2004, compared to 1.6%, excluding the non-cash charge, in the third quarter of 2003.

     Interest expense was $3.0 million for the third quarter of 2004, compared to $3.3 million for the same quarter last year. As previously announced, a reduction in COMFORCE's public debt of approximately $70.0 million since June 2000, has enabled the Company to reduce its annual interest expense by approximately $7.5 million, including borrowing at the lower rates available under its bank credit facilities to effectuate repurchases of public debt and by exchanging preferred equity and lower interest rate convertible notes for this public debt.



                                     -More-
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     The Company recorded income from continuing  operations before income taxes of $486,000 in the third quarter of 2004, compared to a loss from continuing operations before income taxes of $(29.8) million in 2003. The Company recorded a tax provision of $354,000 in the third quarter of 2004, compared to a tax benefit of $3.7 million in the third quarter of 2003.

     COMFORCE reported net income of $132,000 or $0.00 per basic and diluted share for the third quarter of 2004, compared to a net loss of $(26.1) million, or $(1.59) per basic and diluted share for the same period last year. The loss for third quarter 2003 was primarily the result of the aforementioned non-cash charge for goodwill impairment.

Nine Month Results

     COMFORCE reported revenues of $348.4 million, a 30.4% increase for the first nine months of 2004, compared to revenues of $267.1 million in the comparable year period. Revenues were favorably impacted by the continued strong performance of PRO Unlimited and certain sectors of Staff Augmentation, particularly Technical Services.

     Operating income for the first nine months of 2004 was $9.3 million, compared to an operating loss of $(21.8) million in the first nine months of 2003. In the first nine months of 2003, under the provisions of SFAS 142, the Company recorded a non-cash charge for goodwill impairment in the amount of $28.0 million. Excluding the non-cash charge of $28.0 million, operating income for the first nine months of 2003 was $6.2 million. Also, included in the first nine months of 2003 was a $1.6 million insurance recovery related to a non-cash charge for uncollectible funding and service fees receivable.

     Interest expense for the first nine months of 2004 was $9.2 million, compared to interest expense of $10.7 million for the same period last year.

     During the first nine months of 2004 the Company repurchased $14.8 million principal amount of Senior Notes resulting in a gain on debt extinguishment for the Company of $2.0 million. As a result of the Company's repurchase of 12% Senior Notes in the second quarter of 2003, and the Company's exchange and repurchase of 15% PIK Debentures in the first quarter of 2003, the Company recognized a gain on the extinguishment of debt of $8.8 million in the first nine months of 2003.

     Income from continuing operations before income taxes was $2.1 million for the first nine months of 2004, compared to a loss from continuing operations before income taxes of $(23.5) million for the same period last year. The Company recorded a tax provision of $1.1 million in the first nine months of 2004 and a tax provision of $8,000 in the first nine months of 2003.

     The Company recorded net income of $984,000, or $0.04 per basic and diluted share for the first nine months of 2004, compared to net loss of $(23.4) million, or $(1.44) per basic and diluted share for the first nine months of 2003, principally due to the $28.0 million write-off of goodwill.

COMMENTS FROM MANAGEMENT

     John Fanning, Chairman and Chief Executive Officer of COMFORCE commented, "It gives us great pleasure to report our third consecutive quarter of double digit revenue growth year over year.

     "As our numbers indicate, PRO Unlimited was the major contributor in our overall growth, both for the quarter and our first nine months. PRO, as a market leader in human capital management, continues to experience an increasing demand for their services, particularly from Fortune 500 companies. We expect to see this trend continue as the economy further strengthens.



                                     -More-
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"Staff Augmentation is also experiencing increased revenue growth. This has been particularly true in Technical Staffing, which includes our Government Staffing division, where we experienced a marked increase in revenue for the quarter. Technical staffing rose 28.7% in the third quarter.

     "We continue to put an emphasis on RightSourcing Vendor Management, within Healthcare Support Services and believe it represents an exciting opportunity for future growth.

     "Demand is also increasing in our Information Technology sector, where we realized our third sequential quarter of revenue improvement. We believe that this is a clear indicator of recovery and increased spending in this sector. The positive response to our Sarbanes-Oxley specialists also contributed to this revenue growth.

     "I am also pleased to report that during the quarter we signed an amended agreement with our credit facility, which will provide us with greater financial flexibility to buy back more of the 12% Senior Notes."

     Mr. Fanning concluded, "This has been a very rewarding and productive nine months for COMFORCE. We remain committed to investing in and growing all areas of our business and gaining market share. At the same time we will look to manage our costs. We expect to report sound performance for the balance of 2004."



COMFORCE Corporation will hold an investor conference call to discuss the Company's financial and operational results at 2:00 p.m. Eastern Time on November 4, 2004. Investors will have the opportunity to listen to the conference call through the Internet at www.fulldisclosure.com. To listen to the live call, please go to the web site at least 15 minutes before the start of the call. For those who cannot listen to the live broadcast, a replay will be available beginning approximately one hour after the call and continuing for 90 days at the above web site. We expressly disclaim any responsibility for updating the information in the broadcast during the period it remains available for replay.

About COMFORCE

COMFORCE  Corporation  provides specialty  staffing,  consulting and outsourcing services primarily to Fortune 500 companies. The Company operates in three business segments - Human Capital Management Services, Staff Augmentation, and Financial Outsourcing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary. The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing Vendor Management Services, and Nurse Staffing Services, Sarbanes-Oxley Specialists, Technical Services, Information Technology (IT), Telecom, and Other Staffing Services. The Financial Outsourcing Services segment provides payroll, funding and outsourcing services to independent consulting and staffing companies. COMFORCE has thirty-six (36) offices nationwide.


          To view the Company's web page visit http://www.comforce.com

                                     -More-

Various statements made in this release concerning the Company's expectations are forward looking statements. The Company may be unable to realize its objectives due to various important factors, including, but not limited to: the loss of key customers, weakness in job growth, a reduction in corporate or government spending, adverse economic conditions generally or in key industries served by the Company, or a reduction in the demand for outsourcing services generally which could heighten competition among staffing companies and negatively impact revenues and margins; the Company's significant leverage may leave it with a diminished ability to obtain additional financing for working capital, capital expenditures or acquisitions, for retiring higher interest rate debt or for otherwise improving the Company's competitiveness and capital structure or expanding its operations; and the heightened standards under which the Company must evaluate annually the retention of goodwill on its books and create a greater likelihood that the Company will be required to write-off goodwill in future periods (in addition to the write-offs of $74.0 million in 2002 and $28.0 million in 2003), which could have a material adverse impact on its financial condition and results of operations. Additional important factors are described under "Forward Looking Statements" in Part II, Item 7 of the Company's 10-K for the year ended December 28, 2003 and under "Risk Factors" in the S-8 of the Company filed with the SEC on April 24, 2003 (Registration No. 333-104730). These disclosures may be accessed through the SEC's web site at "www.sec.gov" and will be forwarded free of charge upon request made to Linda Annicelli, VP of Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York 11797, telephone 516-437-3300.

                           -Financial Tables Follow -



                                     -More-
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                   COMFORCE CORPORATION AND SUBSIDIARIES

            Consolidated Statements of Operations
           (in thousands, except per share amounts)
                         (unaudited)
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                                                                   Three Months Ended            Nine Months Ended
                                                                  Sept 26,      Sept 28,        Sept 26,     Sept 28,
                                                                   2004          2003            2004         2003
                                                                 ----------    ----------      ---------    ---------
Revenue:
   Net sales of services                                         $  123,392    $   93,197      $ 348,391    $ 267,144
                                                                 ----------    ----------      ---------    ---------
Costs and expenses:
   Cost of services                                                 105,854        78,044        296,718      222,620
   Selling, general and administrative expenses                      13,179        12,616         39,390       35,109
   Goodwill impairment                                                    -        28,000              -       28,000
   Depreciation and amortization                                      1,002         1,081          3,028        3,185
                                                                 ----------    ----------      ---------    ---------
        Total costs and expenses                                    120,035       119,741        339,136      288,914
                                                                 ----------    ----------      ---------    ---------
Operating income                                                      3,357       (26,544)         9,255      (21,770)
                                                                 ----------    ----------      ---------    ---------
Other income (expense):
   Interest expense                                                  (2,983)       (3,267)        (9,153)     (10,678)
   Write-off of deferred financing costs                                  -             -              -         (431)
   Gain on debt extinguishment                                            8             -          1,979        8,774
   Other (expense) income, net                                          104           (26)            47          619
                                                                 ----------    ----------      ---------    ---------
                                                                     (2,871)       (3,293)        (7,127)      (1,716)

Income (loss) from continuing operations before income taxes            486       (29,837)         2,128      (23,486)
Provision (benefit) for income taxes                                    354        (3,732)         1,127            8
                                                                 ----------    ----------      ---------    ---------
        Income (loss) from continuing operations                        132       (26,105)         1,001      (23,494)
                                                                 ----------    ----------      ---------    ---------

   Income (loss) from discontinued operations, net of tax benefit of $16 in 2004 and tax provision of $11 and $71
        in three and nine months ended September 28, 2003                 -            15            (17)          92
                                                                 ----------    ----------      ---------    ---------
        Net income (loss)                                        $      132    $  (26,090)     $     984    $ (23,402)

Dividends on preferred stock                                            125           381            375          546
                                                                 ----------    ----------      ---------    ---------
        Income available to common
          stockholders                                           $        7    $  (26,471)     $     609    $ (23,948)
                                                                 ==========    ==========      ==========   =========
Basic income (loss) per common share:
   Income (loss) from continuing operations                      $     0.00    $    (1.59)     $    0.04    $   (1.44)
   Income (loss) from discontinued operations                             -          0.00          (0.00)           -
                                                                 ==========    ==========      ==========   =========
   Net income (loss)                                             $     0.00    $    (1.59)     $    0.04    $   (1.44)
                                                                 ==========    ==========      ==========   =========
Diluted income (loss) per common share:
   Income (loss) from continuing operations                      $     0.00    $    (1.59)     $    0.04    $   (1.44)
   Income (loss) from discontinued operations                             -          0.00          (0.00)           -
                                                                 ==========    ==========      ==========   =========
   Net income (loss)                                             $     0.00    $    (1.59)     $    0.04    $   (1.44)
                                                                 ==========    ==========      ==========   =========
Weighted average common shares outstanding, basic                    16,684        16,659         16,671       16,659
                                                                 ==========    ==========      ==========   =========
Weighted average common shares outstanding, diluted                  17,294        16,659         18,077       16,659
                                                                 ==========    ==========      ==========   =========

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                     COMFORCE CORPORATION AND SUBSIDIARIES

                          Consolidated Balance Sheets
              (in thousands, except share and per share amounts)
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                                                                                    September 26,       December 28,
                                                                                        2004               2003
                                                                                    -------------       ------------
Assets                                                                              (unaudited)

Current assets:
    Cash and cash equivalents                                                       $     5,780               7,598
    Accounts receivable, net                                                             66,791              52,378
    Funding and service fees receivable, net                                             23,272              23,726
    Prepaid expenses and other current assets                                             4,412               4,026
    Net assets held for sale                                                                211                   -
    Deferred income taxes, net                                                            1,733               1,733
                                                                                    -----------            --------
                 Total current assets                                                   102,199              89,461

Deferred income taxes, net                                                                1,695               1,695
Property and equipment, net                                                               6,561               8,499
Intangible assets, net                                                                       92                 132
Goodwill, net                                                                            32,073              32,242
Deferred financing costs, net                                                             1,717               2,284
                                                                                    -----------            --------
                 Total assets                                                       $   144,337             134,313
                                                                                    ===========             =======
                     Liabilities and Stockholders' Deficit

Current liabilities:
    Accounts payable                                                                $     2,961               2,757
    Accrued expenses                                                                     56,519              42,127
                                                                                    -----------            --------
                 Total current liabilities                                               59,480              44,884

Long-term debt                                                                          122,342             127,960
Other liabilities                                                                            18                  93
                                                                                    -----------            --------
                 Total liabilities                                                      181,840             172,937

Commitments and contingencies

Stockholders' deficit:
    Common stock, $.01 par value; 100,000,000 shares authorized,
      16,689,496 and 16,659,397 shares issued and
      outstanding at September 26, 2004 and December 28, 2003, respectively                 167                 167
    Convertible preferred stock, 6,148 Series 2003A and 513 Series 2003B outstanding shares with an aggregate liquidation preference of 7,442
      at September 26, 2004                                                               4,817               4,817
    Additional paid-in capital                                                           50,611              50,501
    Accumulated other comprehensive income                                                  103                  76
    Accumulated deficit                                                                 (93,201)            (94,185)
                                                                                    -----------            --------
                 Total stockholders' deficit                                            (37,503)            (38,624)
                                                                                    -----------            --------
                 Total liabilities and stockholders' deficit                        $   144,337             134,313
                                                                                    ===========             =======

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